Exhibit 21-A

OTTER TAIL CORPORATION

Subsidiaries of the Registrant
February 25, 2011

Company	State of Organization

Otter Tail Power Company	Minnesota
Otter Tail Energy Services Company, Inc.	Minnesota
Overland Mechanical Services, Inc.	Minnesota
Green Hills Energy, LLC	Minnesota
Sheridan Ridge I, LLC	Minnesota
Sheridan Ridge II, LLC	Minnesota
Otter Tail Assurance Limited	Cayman Islands
Varistar Corporation	Minnesota
Northern Pipe Products, Inc.	North Dakota
Vinyltech Corporation	Arizona
T.O. Plastics, Inc.	Minnesota
DMI Industries, Inc.	North Dakota
DMI Canada, Inc.	Ontario, Canada
DMI Equipment, LLC*	Delaware
BTD Manufacturing, Inc.	Minnesota
Miller Welding & Iron Works, Inc.	Minnesota
ShoreMaster, Inc.	Minnesota
Galva Foam Marine Industries, Inc.	Missouri
Shoreline Industries, Inc.	Minnesota
Aviva Sports, Inc.	Minnesota
ShoreMaster Costa Rica, Limitada	Costa Rica
DMS Health Technologies, Inc.	North Dakota
DMS Imaging, Inc.	North Dakota
DMS Health Technologies – Canada, Inc.	North Dakota
DMS Topline Medical, Inc.	North Dakota
Aevenia, Inc.	Minnesota
Moorhead Electric, Inc.	Minnesota
Foley Company	Missouri
E. W. Wylie Corporation	North Dakota
Idaho Pacific Holdings, Inc.	Delaware
Idaho-Pacific Corporation	Idaho
Idaho-Pacific Colorado Corporation	Delaware
AWI Acquisition Company Limited	Prince Edward Island, Canada
AgraWest Investments Limited	Prince Edward Island, Canada

*Inactive